Exhibit 23.1

AGCA, Inc. Certified Public Accountants
Member of Alliott Group, a worldwide alliance of independent firms
411 E. Huntington Drive, Suite 308, Arcadia, CA 91006 • Website: www.agcacpa.com
• Phone: (626) 446-4000  • Fax: (626) 446-4002 • E-mail: info@agcacpa.com

CONSENT OF INDEPENDENT REGISTERED ACCOUNTANTS

To the Board of Directors
Of Lihua International, Inc.

We hereby consent to the incorporation by reference in the Post-Effective Amendment No.2 on form S-3 to Registration Statement No. 333-156120 of Lihua International,Inc.of our report dated March 30, 2010 on our audit of the consolidated financial statements of Lihua International,Inc.and subsidiaries for the years ended December 31, 2009 and 2008.

/s/ AGCA, Inc.

Arcadia, California
April 26, 2010

Member:	Registered:
American Institute of Certified Public Accountants	Public Company Accounting Oversight Board
California Society of Certified Public Accountants